                                EXHIBIT 99

NYSE:          OK
FOR RELEASE:   Immediate
DATE:          April 15, 1999
CONTACT:       Albert T. Potas
               (616) 771-1931

              OLD KENT REPORTS RECORD EARNINGS - EPS OF $.56

            - 19% INCREASE IN FIRST QUARTER EPS FOR OLD KENT -
                        - RETURN ON EQUITY OF 21% -
                  - NONINTEREST REVENUES INCREASED 26% -

     GRAND RAPIDS, MICHIGAN   --   Old Kent reported record operating
results for the three months ended March 31, 1999. David Wagner, Chairman, President and CEO said "Old Kent is off to a great start toward achieving its earnings growth aspirations in 1999."

FIRST QUARTER 1999 FINANCIAL HIGHLIGHTS:
- Earnings per share was $0.56 for the first quarter of 1999, a 19.1% increase over 1998.
- Net income was $58.6 million, or 13.7% more than the prior year's first three months.
- Noninterest revenues grew 26% and represented 38.6% of total revenues, up from 33.5% last year.
- Return on average total equity was 21.11% compared to 17.54% for the first quarter of 1998.
- Return on average total assets was 1.44% versus 1.30% for the preceding year's first quarter.
- Commercial loans increased to over $5.6 billion at March 31, 1999, up 2.1% since year-end 1998.
- Consumer loans totaled nearly $2.7 billion at March 31, 1999, up 12.5% since the year started.
- Credit quality remained strong -- net losses down to 0.27% of average loans.

     Mr. Wagner attributed the strong quarterly performance to "the continued development of Old Kent's sales culture, a diverse and growing revenue stream, the effectiveness of its credit underwriting, and improved efficiency in Old Kent's core banking businesses." He added, "Our integration of First Evergreen Corporation was successful and contributed to our first quarter earnings. The cost savings are fully in place and we will soon begin to see some revenue enhancements as well. Additionally, deposit balances have increased in both our Michigan and Illinois markets."




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REVENUES:
     Total noninterest revenues, exclusive of security transactions and nonrecurring items, was $95.8 million for the first quarter of 1999, 26% more than last year's first quarter.

     Old Kent's mortgage banking business continued to produce strong results with revenues of $43.5 million for the first quarter of 1999 compared to $29.9 million for the same period in 1998, an increase of 45.6%. Residential mortgage production for the first three months of 1999 was $3.6 billion, up from $3.0 billion last year. These increases were the result of a favorable business climate and continued expansion of Old Kent Mortgage Company which now operates from 160 nationwide offices, compared to 114 lending sites twelve months ago.

     Investment management and trust revenues totaled $17.5 million for the quarter ended March 31, 1999 and represented a 23.2% increase over last year's first quarter. This increase reflected the effects of aggressive sales and business development efforts over the past several quarters.

EXPENSES:
     Total noninterest expenses were $148.8 million for the quarter ended March 31, 1999, 9.2% more than in the same 1998 period. This increase was entirely related to Old Kent Mortgage Company's continued geographical expansion, high production volumes and successful revenue generation as noted above.

     In the first quarter of 1999, Old Kent Bank began realizing one hundred percent of the operating cost savings associated with its acquisition of First Evergreen Corporation in the previous quarter. This amounted to over $3 million for the quarter and will exceed $12 million for the year 1999. The savings primarily resulted from the elimination of redundant operations of the former First Evergreen Bank, and consequently created an overall reduction in operational costs from both the first and fourth quarter of 1998 for Old Kent Bank. The efficiency ratio for Old Kent's banking businesses was 53.4% for the first quarter of 1999, improved from 53.8% in the fourth quarter of 1998 and 54.6% for the year ago quarter.

ASSET QUALITY:
     The Corporation's provision for credit losses was $6.9 million for the first quarter of 1999, down substantially from $15.4 million for the same period in 1998 and also below the $7.5 million (operating basis) credit loss provision for the fourth quarter of 1998. Net loan losses for the first quarter of 1999 totaled $6 million compared to $10 million for the last year's first quarter. This decrease in net loan losses is the direct result of Old Kent's continuing emphasis on strong underwriting practices and its efforts over several quarters to remove marginal credit assets from


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its balance sheet.  At March 31, 1999, the allowance for credit losses was
1.81% of total loans, compared to 1.86% at March 31, 1998, and to 1.89% at
December 31, 1998.   Nonperforming assets were $66 million at March 31,
1999, or .41% of total assets compared to $66.7 million, or .40% of total assets at the end of 1998.

YEAR 2000 READINESS DISCLOSURE:
     On March 31, 1999, the Corporation was fully compliant on all "mission critical" computer system applications and 85% compliant on non-critical applications. Management expects the Corporation to be fully compliant on non-critical applications by mid-1999, and plans to continue detailed "event level testing" and to enhance existing contingency plans throughout the year. Through March 31, 1999, Old Kent had cumulatively spent approximately $13.5 million of its original $16 million total estimate for "Y2K" related expenditures.

STOCK REPURCHASE PROGRAM:
     As of March 31, 1999, the Corporation had repurchased 4.9 million shares of its common stock under a June 1998 authorization for 6 million shares. As in prior programs, shares are acquired ratably on a quarterly basis primarily for anticipated future stock dividends. Old Kent anticipates concluding repurchase activity under this authorization within the next three months.

PENDING ACQUISITIONS:
     On February 24, 1999, the Corporation announced that it would acquire CFSB Bancorp Inc. ("CFSB"), the parent of Community First Bank (Lansing, Michigan), in a "pooling of interests" transaction. At March 31, 1999, CFSB had total assets of $889 million, deposits of $580 million, and 16 mid-Michigan banking locations. The acquisition will place Old Kent first in deposit market share and residential mortgage lending in the Lansing area.

     On March 19, 1999, Old Kent announced that it would acquire Pinnacle Banc Group, Inc., ("Pinnacle"), a bank holding company headquartered in the Chicago suburb of Oak Brook, Illinois. This transaction is also intended to be a "pooling of interests." At March 31, 1999, Pinnacle's assets totaled $1,045 million and its deposits were $872 million. Its banks operate thirteen branches in the Chicago metropolitan area and three in western Illinois. Upon consummation, Old Kent would rank fifth in deposit market share for the greater Chicago area.

     The Corporation expects to complete both transactions during the third quarter of 1999 with anticipated pre-tax merger related charges totaling $26 million, and aggregate cost savings of $15.5 million to be realized in the twelve months following consummation. Old Kent's management believes that these mergers will be accretive to earnings per share for the year 2000 by four percent.

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DESCRIPTION OF OLD KENT:
     Old Kent is a financial services company headquartered in Grand Rapids, Michigan, with a 40 year history of consecutive increases in annual per share earnings and dividends. It operates 234 full service banking offices in Michigan, Illinois, and Indiana as well as 160 mortgage lending sites throughout the United States. At March 31, 1999, Old Kent had total assets of $15.9 billion.

                                                                          PERCENTAGE
EARNINGS SUMMARY:                                 1999    1998 <FA> <FB>    CHANGE
-----------------                                 ----    --------------  ----------
QUARTER ENDED MARCH 31:
  Basic Earnings per Share                       $0.56             $0.47     19.1%
  Diluted Earnings per Share                      0.56              0.47     19.1%
  Net Income                               $58,603,000       $51,523,000     13.7%

BALANCE SHEET DATA AT MARCH 31:
Commercial Loans                        $5,620,553,000    $5,369,322,000      4.7%
Consumer Loans                           2,662,451,000     2,421,729,000      9.9%
Residential Mortgage Loans               1,023,480,000     1,110,362,000     -7.8%
Total Loans                              9,306,484,000     8,901,413,000      4.6%
Total Interest-earning Assets           14,445,616,000    14,863,511,000     -2.8%
Core Deposits                           11,235,087,000    10,954,524,000      2.6%
Total Deposits                          12,490,645,000    12,001,082,000      4.1%
Total Assets                            15,911,816,000    16,147,378,000     -1.5%
Shareholders' Equity                     1,098,966,000     1,203,323,000     -8.7%

<Fa> adjusted to reflect a five percent stock dividend paid July 17, 1998.
<Fb> restated to include First Evergreen Corporation acquired October 1,
     1998, in  a "pooling-of-interests" transaction.

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                         FORWARD LOOKING STATEMENT
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects", "intends", "believes", "should" and that the company is "fully Year 2000 compliant", which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, (1) expected cost savings from the merger might not be fully realized within the expected time frame, (2) the ability of other companies on which the Corporation relies to modify or

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convert their systems to be Year 2000 compliant, and (3) the ability to locate and correct all relevant computer codes and similar uncertainties. Actual results could materially differ from those contained in, or implied by such statements. Old Kent undertakes no obligation to release revisions to these forward looking statements or reflect events or circumstances after the date of this release.
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